Exhibit 10.5

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT (this “Agreement”), dated as of this 8th day of November, 2004 (“Effective Date”), is made by and between Chevron U.S.A., Inc., a Pennsylvania corporation with a place of business at 1111 Bagby Street, Houston, Texas 77002 (“Customer”); and Sabine Pass LNG, L.P., a Delaware limited partnership with a place of business at 717 Texas Avenue, Suite 3100, Houston, Texas, 77002 (“SABINE”).

RECITALS

WHEREAS, the Parties are executing simultaneously herewith an LNG Terminal Use Agreement (“TUA”), and the Parties agree to condition the effectiveness of certain portions of the TUA on the fulfillment of certain conditions precedent; and

WHEREAS, the Parties wish to memorialize and document other understandings supplementing the TUA, including Customer’s obligation to pay certain capacity reservation fees, Customer’s expansion rights, Customer’s agreement to utilize dedicated tug services available at the Sabine Pass Facility and certain equity participation rights;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties hereto, SABINE and Customer hereby agree as follows:

ARTICLE 1
DEFINITIONS

Capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to them in the TUA; provided that the terms defined below shall have the following meanings:

1.1                               “Capacity Reservation Fee First Installment”, “-Second Installment”, “-Third Installment”, and “-Fourth Installment” shall have the respective meanings set out in the applicable subsections of Clause 2.1 (collectively, the “Capacity Reservation Fees” and individually a “Capacity Reservation Fee”).

1.2                               “Conditions Precedent” means either the Sabine Conditions Precedent or the Customer Conditions Precedent or both, as the context may require.

1.3                               “Customer Conditions Precedent” has the meaning set out in Clause 3.2.

1.4                               “Equity Condition Precedent”, “Financing Condition Precedent” and “Management Condition Precedent” have the respective meanings set out in Article 3 of this Agreement.

1.5                               “Equity Agreement” has the meaning set out in Clause 6.1.

1.6                               “FERC Application” means that certain application (as amended from time to time), filed by SABINE with the FERC on December 22, 2003 in docket No. CP04-47-000 in relation to the Sabine Pass Facility pursuant to Section 3(a) of the Natural Gas Act (“NGA”) and the corresponding regulations of the FERC.

1.7                               “FERC Approval” means the FERC’s approval of the FERC Application.

1.8                               “Sabine Conditions Precedent” has the meaning set out in Clause 3.1.

ARTICLE 2
CAPACITY RESERVATION FEES

2.1                               Capacity Reservation Fees

Customer shall remit the following amounts to SABINE, by wire transfer in immediately available funds to an account specified in writing by SABINE, in accordance with the following provisions:

(a)                                  First Installment.  No later than fifteen (15) days following the Effective Date, Customer shall pay to SABINE five million United States dollars (US$5,000,000) (the “Capacity Reservation Fee First Installment”);

(b)                                 Second Installment.  No later than fifteen (15) days following the satisfaction of the Management Condition Precedent, unless this Agreement is earlier terminated by Customer pursuant to Clause 3.3(c) below, Customer shall pay to SABINE seven million United States dollars (US$7,000,000) (“Capacity Reservation Fee Second Installment”);

(c)                                  Third Installment.  No later than fifteen (15) days following the later of (i) satisfaction of the Management Condition Precedent, or (ii) receipt of FERC Approval and fulfillment of the Financing Condition Precedent, unless this Agreement is earlier terminated by Customer pursuant to Clause 3.3(c) below, Customer shall pay to SABINE five million United States dollars (US$5,000,000) (“Capacity Reservation Fee Third Installment”); and

(d)                                 Fourth Installment.  No later than fifteen (15) days following the exercise of the option contained under Clause 4.1(b), unless this Agreement is earlier terminated by Customer pursuant to Clause 3.3(c) below, Customer shall pay to SABINE three million United States dollars (US$3,000,000) (“Capacity Reservation Fee Fourth Installment”).

Except as provided in Clause 2.2, SABINE shall have no obligation to refund to Customer the Capacity Reservation Fees set out in this Clause 2.1 for any reason.

2.2                               Fee Adjustment for the Capacity Reservation Fees.  The Capacity Reservation Fees paid by Customer to SABINE pursuant to Clause 2.1 above shall be recouped by Customer through a pro-rata monthly reduction in the Fee otherwise due under the TUA each month during the first one hundred and twenty (120) months following the Commercial Start Date of the Sabine Pass Facility.  For the relevant one hundred and twenty (120) month period, the reduction will be reflected in the monthly statement SABINE provides Customer pursuant to Section 11.1 of the TUA.  If the TUA is terminated by Customer in accordance with Clause 3.3(c) of this Agreement, any Capacity Reservation Fee paid to SABINE prior to such termination shall be retained by SABINE without recoupment by Customer.

ARTICLE 3
CONDITIONS PRECEDENT TO EFFECTIVENESS OF TUA

3.1                               SABINE Conditions Precedent and Guarantee.

Any provision of the TUA notwithstanding, the Parties acknowledge and agree that only the provisions of Article 1, Article 17, Article 18, Article 19, Article 20, Article 21, Article 22, Article 23, and Article 25 of the TUA shall become effective and binding as of the Effective Date, and that SABINE’s obligations with regard to all other provisions contained  in the TUA shall not become effective and binding unless and until both of the following conditions (“SABINE Conditions Precedent”) have been satisfied or waived by SABINE no later than December 31, 2005:

(a)                                  Approvals.  SABINE shall have obtained the FERC Approval, in form and content reasonably acceptable to Sabine;

(b)                                 Financing.  SABINE has provided to Customer evidence that it can finance the expected cost of development and construction of the Sabine Pass Facility “Financing Condition Precedent”), notwithstanding that such financing is contingent on receipt by SABINE of the FERC Approval.  Such evidence may be in the form of (i) commitment letters from banks and/or (ii) sufficient evidence of in-house funds availability either through equity placements or commitments to fund equity.  Such written commitments shall be deemed sufficient evidence of funding if the EPC contractor responsible for constructing the Sabine Pass Facility accepts such evidence as being sufficient to accept SABINE’s notice to proceed with construction.  In this regard, Customer acknowledges that SABINE’s ability to satisfy the Financing Condition Precedent is subject to Customer’s full and timely performance, in good faith, of its obligations to assist with obtaining the Financing under Section 17.2(c) of the TUA; and

(c)                                  Guarantee. Within fifteen (15) days of satisfaction of the Management Condition Precedent, Customer shall cause the Guarantor to execute and deliver to SABINE the Guarantee in the form attached to the TUA.

3.2                               Customer Conditions Precedent.

Any provision of the TUA notwithstanding, the Parties acknowledge and agree that only the provisions of Article 1, Article 17, Article 18, Article 19, Article 20, Article 21, Article 22, Article 23, and Article 25 of the TUA shall become effective and binding as of the Effective Date, and that Customer’s obligations with regard to all other provisions contained in the TUA shall not become effective and binding unless and until both of the following conditions (“Customer Conditions Precedent”) have been satisfied or waived by Customer no later than December 20, 2004:

(a)                                  Approvals.  Customer shall have obtained all corporate approvals necessary in connection with implementation of the transactions contemplated by this Agreement, the TUA, the Guarantee and the Equity Agreement including but not limited to the approval of the ChevronTexaco Corporation Board of Directors by no later than December 20, 2004, except this condition shall not apply to the obligation to pay the Capacity Reservation Fee First Installment (“Management Condition Precedent”); and

(b)                                 Equity Participation.  Customer and SABINE shall have negotiated definitive agreements providing for Customer’s acquisition of a twenty percent (20%) limited partner interest in SABINE on terms acceptable to both Parties by no later than December 20, 2004 (“Equity Condition Precedent”).

3.3                               Satisfaction of Conditions Precedent; Notification; Waiver; Termination.

(a)                                  General. Each Party shall endeavor to procure the satisfaction of their respective Conditions Precedent by the dates as set forth in this Agreement, and shall keep the other Party reasonably informed as to the progress being made towards satisfaction of the Conditions Precedent.  Notwithstanding the foregoing, it is acknowledged and agreed that nothing in this Agreement shall obligate ChevronTexaco Corporation in any way to approve the transactions contemplated by this Agreement, the TUA, the Guarantee or the Equity Agreement and that such approval may be withheld for any reason, except the foregoing condition shall not apply to the obligation to pay the Capacity Reservation Fee First Installment which is deemed approved upon execution of this Agreement.

(b)                                 Notification.  Either Party shall notify the other Party of satisfaction of any Conditions Precedent.  Moreover, either Party shall notify the other Party promptly upon that Party’s determination that a Condition Precedent cannot be met.

(c)                                  Termination for Non-Satisfaction of the Conditions Precedent.  If the SABINE Conditions Precedent have not been satisfied or waived by SABINE by December 31, 2005 or if Customer’s Conditions Precedent have not been satisfied or waived by Customer by December 20, 2004, then either Party may thereafter terminate this Agreement and the TUA with immediate effect by giving written notice of such termination to the other Party within ten (10) Business Days after the above applicable date.  In the event of a termination of this Agreement under this Clause 3.3(c), SABINE and Customer shall each be discharged from any further obligations or Liabilities under this Agreement and the TUA without prejudice to any rights, obligations or Liabilities that may have accrued up to such date of termination.

ARTICLE 4
EXPANSION AND EXPANSION RECEPTION QUANTITY

4.1                               LNG Reception Quantity Options. Customer shall have the right either, but not both:

(a)                                  upon written notice received by SABINE, on or before 5:00 p.m. on July 1, 2005 to elect to decrease Customer’s Maximum LNG Reception Quantity as stated in the TUA, from 282,761,850 MMBTUs per Contract Year to 201,972,750 MMBTUs per Contract Year and to decrease its Gas Redelivery Rate from 759,500 to 542,500 MMBtu per day; or

(b)                                 upon written notice received by SABINE, on or before 5:00 p.m. on December 1, 2005, provided Customer has not exercised its option in Clause 4.1(a) above, to elect to increase Customer’s Maximum LNG Reception Quantity as stated in the TUA, from 282,761,850 MMBTUs per Contract Year to 403,945,500 MMBTUs per Contract Year, to increase its Gas Redelivery Rate from 759,500 to 1,085,000 MMBtu per day and to receive LNG storage capacity up to a maximum storage quantity of four (4) billion standard cubic feet.

Promptly following a notice, the Parties shall amend the TUA to reflect such decreased or increased contract entitlements, which shall be subject to the same terms and conditions as currently set forth in the TUA.  The Parties hereto agree that Clause B, Section 4.2 and Section 18.1(a)(ii) of the TUA shall be adjusted for such decreased or increased contract entitlements.  SABINE agrees that it shall not during the period prior to December 1, 2005, take any action that would render it unable to make available to Customer the increased contract entitlements contemplated by Clause 4.1(b).

4.2                               Future Vaporization Expansion.  No later than two (2) years after the Effective Date, either Party may provide written notice to the other Party of its desire to expand the LNG regasification (vaporization) capacity at the Sabine Pass Facility.  Subject to the prior right of an existing Other Customer to negotiate exclusively for such expansion for a ninety (90) day period, Customer shall have the right with Other Customers to negotiate the proposed terms and conditions of such expansion in good faith for a period of ninety (90) days from the earlier of (i) the expiration of the existing Other Customer’s period of exclusive negotiation or, (ii) if the Other Customer elects not to negotiate for such expansion or terminates it early, such earlier date; provided that SABINE shall be obliged to enter into such negotiations only if Customer desires to increase its Maximum LNG Reception Quantity (as determined by Customer in its sole discretion) by an amount equal to between 182,500,000 MMBTU’s per Contract Year and 365,000,000 MMBTUs per Contract Year effective the date commercial operations commence with respect to the expansion.  The expansion quantity shall be subject to the same terms and conditions as currently set forth in the TUA except that the Reservation Fee for the expansion quantity shall equal $0.28 multiplied by the expansion quantity or, if the option provided in Clause 4.1(b) has been previously exercised and consummated, the Reservation Fee for such expansion quantity shall equal $0.20 multiplied by the expansion quantity.  The Operating Fee for any expansion quantity shall be calculated in accordance with the terms of the TUA.   Any requests made by Customer for expansion beyond the aforementioned two (2) year period or beyond the first expansion, if any, shall require the mutual agreement of the Parties.  Additionally, notwithstanding the foregoing undertaking of the Parties to negotiate the proposed terms and conditions of the expansion in good faith, Customer acknowledges and agrees that the timing of the development and construction of the expansion shall be at SABINE’s sole and absolute discretion.

ARTICLE 5
TUG AND LINE HANDLING BOATS

The Parties acknowledge that three (3) 5,000-horsepower, greater than 50 ton bollard pull tug boats with fire-fighting capability and two (2) line handling boats to assist with the safe berthing of LNG Vessels will be dedicated to the Sabine Pass Facility.  Such tug and line handling boats will be available to Customer and all Other Customers of the Sabine Pass Facility on a non-discriminatory basis.  The Parties agree to cooperate in seeking competitive bids to fulfill the dedication requirements for these tugs in accordance with the TUA.  Customer shall have the right to nominate potential vendors to bid on these services for SABINE.  It is the intent of SABINE to select the supplier which has the most competitive bid taking into account multiple factors including, without limitation, price, contractual terms and conditions, specifications of the bid, the reputation, financial condition and technical capability of the bidders and responsiveness of service.

ARTICLE 6
Customer Equity Participation

6.1                               Customer  and SABINE agree to negotiate expeditiously and in good faith mutually agreeable definitive agreements ( “Equity Agreement”) providing for the contribution of $200 million by Customer in consideration of the acquisition of a twenty percent (20%) limited partnership interest in Sabine Pass LNG,L.P.

6.2                               The Parties agree that Customer’s opportunity to negotiate for and acquire equity in SABINE shall expire on December 21, 2004.

ARTICLE 7
PIPELINE COORDINATION

SABINE and Customer agree to collaborate in the assessment and selection of the optimum pipeline route from the Sabine Pass Facility to adjacent interstate pipelines.

ARTICLE 8
APPLICABLE LAW

The substantive laws of the State of New York, United States of America, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes, including the resolution of Disputes between the Parties.

ARTICLE 9
DISPUTE RESOLUTION

Any Dispute arising under this Agreement shall be exclusively and definitively resolved through final and binding arbitration pursuant to the provisions of Section 20.1 of the TUA.  For the purposes of this Agreement, “Dispute” means any dispute, controversy, or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement, including any dispute as to the construction, validity, interpretation, termination, enforceability, or breach of this Agreement, as well as any dispute over arbitrability or jurisdiction.

ARTICLE 10
CONFIDENTIALITY

Each Party acknowledges and agrees that it shall be bound by the rights, duties and obligations set forth in Section 21.1 of the TUA with respect to the disclosure of information or documents that come into such Party’s possession in connection with this Agreement.

ARTICLE 11
NOTICES

All notices authorized or required between the Parties shall be provided in the manner set forth in Article 23 of the TUA.

ARTICLE 12
MISCELLANEOUS

12.1                        Amendments.

This Agreement may not be amended, modified, varied or supplemented except by an instrument in writing signed by SABINE and Customer.

12.2                        Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties in accordance with the provisions of Article 17 of the TUA.

12.3                        Waiver.

No failure to exercise or delay in exercising any right or remedy arising from this Agreement shall operate or be construed as a waiver of such right or remedy.  Performance of any condition or obligation to be performed hereunder shall not be deemed to have been waived or postponed except by an instrument in writing signed by the Party who is claimed to have granted such waiver or postponement.  No waiver by either Party shall operate or be construed as a waiver in respect of any failure or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

12.4                        No Third Party Beneficiaries.

The interpretation of this Agreement shall exclude any rights under legislative provisions conferring rights under a contract to Persons not a party to that contract.  Nothing in this Agreement shall otherwise be construed to create any duty to, or standard of care with reference to, or any liability to, any Person other than a Party.

12.5                        Interpretation.

(a)                                  Headings.  The topical headings used in this Agreement are for convenience only.

(b)                                 Singular and Plural.  Reference to the singular includes a reference to the plural and vice versa.

(c)                                  References.  Unless otherwise provided, reference to any Clause means a Clause of this Agreement and reference to a Section means a Section of the TUA.

(d)                                 Include.  The words “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

(e)                                  Time Periods.  References to “day,” “month,” “quarter” and “year” shall mean a day, month, quarter and year of the Gregorian calendar, respectively.

(f)                                    Statutory References.  Unless the context otherwise requires, any reference to a statutory provision is a reference to such provision as amended or re-enacted or as modified by other statutory provisions from time to time and includes subsequent legislation and regulations made under the relevant statute.

(g)                                 Currency.  References to United States dollars shall be a reference to the lawful currency from time to time of the United States of America.

12.6                        Severance of Invalid Provisions.

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement.

12.7                        Expenses.

Each Party shall be responsible for and bear all of its own costs and expenses incurred in connection with the preparation and negotiation of this Agreement.

12.8                        Entire Agreement; Conflicts.

This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and replaces any provisions on the same subject contained in any other agreement between the Parties, whether written or oral, prior to the date of the original execution hereof.  In the event any conflict arises between this Agreement and the TUA, this Agreement shall prevail.

12.9                        Counterpart Execution.

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes.

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed and signed by its duly authorized officer as of the Effective Date.

Sabine Pass LNG, L.P.
By:Sabine Pass LNG-GP, Inc., its General Partner

By:	/s/ Charif Souki
Name:	Charif Souki
Title:	Chairman

Chevron U.S.A., Inc.

By:	/s/ John Gass
Name:	John Gass
Title:	President